SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 10, 2018

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SITESTAR CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-27763	88-0397234
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1518 Willow Lawn Drive
Richmond, VA		23230
(Address of principal executive offices)		(Zip Code)

(434) 382-7366

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 - Entry into a Material Definitive Agreement.

The information reported below under Item 2.03 of this Current Report on Form 8-K concerning the Cash Flow Agreement (as defined below) is hereby incorporated by reference into this Item 1.01.

Item 2.01 - Completion of Acquisition or Disposition of Assets.

As previously reported in the Current Report on Form 8-K of Sitestar Corporation (the “Company”) filed with the Securities and Exchange Commission on December 11, 2017, the Company previously entered into a certain Master Real Estate Asset Purchase Agreement on December 10, 2017 (the “Purchase Agreement”) with Mt. Melrose, LLC (“Seller”), a Kentucky limited liability company that is engaged in the business of owning and managing a portfolio of residential and other income-producing real estate in Lexington, Kentucky.  As previously reported, Seller is owned by Jeffrey I. Moore, Chairman of the Board of the Company.

On Wednesday, January 10, 2018, Mt Melrose, LLC, a newly-organized Delaware limited liability company subsidiary wholly owned by the Company (“Purchaser”), consistent with the terms of the Purchase Agreement, completed a first acquisition from Seller of 44 residential and other income-producing real properties located in Lexington, Kentucky pursuant to the Purchase Agreement.  This first tranche of real properties was acquired for total consideration of $3,814,500, which was payable as follows:

•	by payment of $500,000 to Seller in cash;
•	by Purchaser’s assumption of $1,798,713 of outstanding indebtedness secured by the acquired real properties and relevant de minimis prorated expenses; and
•	the balance by issuance to Seller of 15,075,183 shares of the Company’s common stock, all in accordance with the terms of the Purchase Agreement.

As a result of this first closing under the Purchase Agreement, Purchaser assumed $1,798,713 of outstanding indebtedness secured by the acquired real properties, along with all of Seller’s rights and ongoing obligations, as lessor/landlord, under all leases covering the acquired real properties.

In connection with the Company’s organization of Purchaser and this first closing under the Purchase Agreement, the Purchaser has appointed Jeffrey I. Moore to serve as its President.

Presently, 81 additional real properties are outstanding for purchase under the Purchase Agreement.

The Company will amend this Current Report on Form 8-K on or before March 29, 2018 to provide audited financial statements of the acquired real properties in compliance with the applicable requirements of Rule 3-14 or Rule 8-06 (for smaller reporting companies) of Securities and Exchange Commission Regulation S-X.

Item 2.03 - Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On Wednesday, January 10, 2018, Purchaser entered into a certain Cash Flow Agreement with Seller (the “Cash Flow Agreement”), pursuant to which, in connection with the parties’ anticipated consummation of all of the real property purchase transactions under the Purchase Agreement described above, the parties have agreed that as of and from and after January 10, 2017 until such time as the parties consummate the relevant closing as to each real property under the Purchase Agreement, Seller will assign to Purchaser all of the income, rents, receivables and revenues arising from or issuing out of such real property, and Purchaser will assume Seller’s responsibility for payment of certain of the costs and expenses attributable to such real property.

Under the Cash Flow Agreement, Purchaser is responsible for Seller’s monthly payments of interest and/or principal under the outstanding debt secured by the real properties; Seller’s real property taxes with respect to the real properties due and attributable to the periods from and after the effective date; and Seller’s ordinary expenses of operating the real properties, actually incurred, to the extent attributable to de minimis repairs, recurring maintenance services and/or water, electricity, sewer, gas, telephone or other similar utility charges.  However, the risk of loss and casualty damage with respect to all or any portion of the real properties will continue to be borne by Seller up to and including the actual time of the relevant closing respecting such real property.

Based on the 81 real properties presently outstanding for purchase under the Purchase Agreement, Purchaser presently is obligated under the Cash Flow Agreement for (i) monthly payments of interest and/or principal under the outstanding debt secured by such real properties in the aggregate amount of $40,698 per month, (ii) insurance of $4,619 per month, (iii) estimated annualized obligations for real property taxes with respect to such real properties in the aggregate amount of approximately $60,000 per year, and (iv) ordinary recurring expenses of operating such real properties that are expected to be immaterial in aggregate.

The description of the Cash Flow Agreement above is a summary of certain of its material terms, does not purport to be complete and is qualified in its entirety by reference to the Cash Flow Agreement, a copy of which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 9.01 - Financial Statements and Exhibits.

(a) Financial statements of businesses acquired:Audited financial statements of the acquired real properties to follow in an amendment to this Current Report on Form 8-K on or before March 29, 2018, in accordance with the applicable requirements of Rule 3-14 or Rule 8-06 (for smaller reporting companies) of Securities and Exchange Commission Regulation S-X.

(b) Pro forma financial information – none.

(c) Shell company transactions – none.

(d) Exhibits – none.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 17, 2018		SITESTAR CORPORATION

	By:	/s/ Steven L. Kiel
Steven L. Kiel
President & CEO